Exhibit 21.1

SUBSIDIARIES OF INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

International Securities Exchange, LLC, a wholly owned subsidiary

Longitude LLC, a wholly-owned subsidiary

ETC Acquisition Corp., a wholly-owned subsidiary

ISE Stock Exchange, LLC, a majority-owned subsidiary